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                                                                    Exhibit 3.14

                             SUBSCRIPTION AGREEMENT

FOOD EXTRUSION, INC. (the "Company") and Matison EuroInvest (the "Subscribers"), effective January 1, 1996 agree as follows:

1. Background. The Company is offering to Subscriber, along with certain other creditors, the opportunity to convert debt into shares of Common Stock of the Company ("Shares"). Subscriber is a creditor of the Company to whom the Company owes Seventy Five Thousand Dollars ($75,000) plus accrued and unpaid interest ("Debt"). The Company now desires to transfer to Subscriber, and Subscriber desires to accept from the Company, in exchange for the cancellation other Debt, the number of Shares, and on the terms and conditions, set forth below.

2. Purchase of Shares. Subscriber hereby agrees to purchase 15,000 Shares in exchange for cancellation of Debt, for a purchase price of Five Dollars ($5.00) of debt cancellation per share ('Purchase Price"). Such exchange shall be rounded down to the nearest five dollar ($5.00) increment. The Company shall deliver to Subscriber a share certificate evidencing the Shares.

3. Cancellation of Debt. With the execution of this Agreement, Subscriber hereby cancels the obligation of the Company to Subscriber in the amount of Seventy Five Thousand Dollars ($75,000) plus accrued and unpaid interest, subject only to the condition that the Company accepts Subscriber's offer to purchase the Shares set forth herein and consummates the transaction by vesting ownership of the Shares in Subscriber. Subscriber shall take all actions necessary and proper, and shall deliver all documents appropriately endorsed and canceled including without limitation a purchaser questionnaire and any promissory notes or other evidences of indebtedness, to consummate the debt cancellation contemplated hereunder.

4.       Common Stocks Warrant.  The Company offers subscriber to purchase up to

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         55,000   shares  of  Common   Stock  at  $.01  per  share  as   further
         consideration for assisting the Company with financial consulting and capital structuring.

5.     Acknowledgements.  Subscriber acknowledges and understands the following:

         (a) No federal or state agency has made any funding or determination as to the fairness of the offering of the Shares for investment, or any recommendation or endorsement of the Shares;

         (b) These securities involve a high degree of risk and should not be purchased by anyone who cannot afford the risk of loss of that investor's entire investment;

         (c) The offering of Shares has not been registered under the Securities Act of 1933, as amended (the "Act"), or qualified under the securities laws of any jurisdiction, and the Shares may not be offered for sale, sold or otherwise transferred unless so registered and qualified or unless an exemption from such registration and qualification is available. The Company is under no obligations to so register or qualify the Shares;

         (d) This Agreement has been prepared for distribution to a limited number of debt holders to enable them to participate in the proposed investment in the Company. This Agreement does not constitute an offer of securities, but rather is a solicitation of an offer to purchase. Offers to purchase will be accepted only from persons eligible as Accredited Investors, as described in the Act, for participation by the Company in its sole discretion;

         (e) At no time have any of the following been guaranteed or warranted to Subscriber by the Company, any of its officers, directors, agents or employees, or any other person, expressly or by implication:

                  (i)      the  approximate   or  exact  length   of  time  that
                           Subscriber will be required to remain the owner of the Shares;
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                  (ii)     the  amount  of profit  and/or  amount of any type of
                           consideration, profit or loss, if any, to be realized as a result of this investment; or

                  (iii) any prediction as to the future successful operation of the Company.

         (f) No representations or warranties of any kind are intended to be made in this Agreement nor should any be inferred from the information and statements contained herein with respect to the economic return or benefits which may accrue to investors. No assurance will be given that existing tax laws will not be changed or interpreted adversely. Prospective investors are not construe the contents of this Agreement or any prior, concurrent or subsequent communication from the Company or its officers, directors, agents employees, or any professional associated with this offering as legal tax or investment advice. Each investor should consult with his or her own counsel, accountant, and other advisors as to the legal tax and related matters concerning the transactions described herein and a purchase by such investor of the Shares.

         (g) If you have any questions regarding this offering or desire any additional information or documents to verify or supplement the information contained in this Agreement or any prior, concurrent or subsequent communication from the Company or its officers or directors, please write or call (or have your purchaser representative write or call) Daniel L. McPeak, Chairman & CEO, Food Extrusion, Inc. 1241 Hawk's Flight Court, El Dorado Hills, California 95762.
                  Phone: (916) 933-3000 or Fax: (916) 933-3232.

6. Risk Factors. Subscriber acknowledges and understands the following risk factors:

         (a) No Certainty of Dividends. The Company has never paid cash or other dividends and does not expect to pay cash or other dividends in the foreseeable future with respect to its Common Stock. Dividends, if any, will at all times be distributed

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                  only after the  payment of current  Company  expenses  and the maintenance of adequate reserves. Shareholders who receive dividends of cash may be liable under California law to repay them to the Company if Company assets are not adequate to
                  discharge  its   liabilities  to  creditors  at  the  time  of
                  dissolution.

         (b) Dependency on Key Personnel. The success of the Company is heavily dependent upon retaining key management and engineering personnel. Untimely loss of these personnel during the start-up process could adversely affect revenue generation.

         (c) Tax Consequences. The tax consequences to Subscriber of investing in the Company will depend on Subscriber's particular circumstances and neither the Company nor its officers, directors, employees, agents affiliates, or consultants of any of them will be responsible to Subscriber for the tax consequences of any investment in the Company. Subscriber will look solely to, and rely upon, his or her own advisor with respect to the tax consequences of this investment;

         (d) Merger. There is no assurance as to the outcome, and the effect on the marketability of the Shares, of the merger with Core Iris which is currently being evaluated by the Company and which was described to Subscriber in the letter from the Company dated November 9, 1995. There is no assurance that the merger will be consummated by the Company.

         (e) Arbitrary Offering Price. The offering price of the Shares has been determined arbitrarily by the Company and does not necessarily bear any relationship to the assets, book value or any other recognized criteria of value of the Company's assets. No assurance is or can be given that any Shares, if transferable, could be sold for the offering price or for any amount.
7. Representations, Warranties, and Covenants. Subscriber represents, warrants and covenants as follows:


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         (a)      Subscriber  is  acquiring  the  Shares  for   Subscribers  own
                  account, solely for investment and not with a view to resale or distribution.

         (b)      Subscriber either:

                  (i) has a preexisting personal or business relationship with the Company or one of its officers, directors, affiliates, agents or employees: or

                  (ii) by reason of Subscriber's business or financial experience or the business or financial experience of Subscriber's professional advisor who is not affiliated with or compensated by the Company, has the capacity to evaluate adequately the merits and risks of, and protect his or her own interests in connection with this investment. If Subscriber uses a professional advisor, Subscriber and the professional advisor have execute an Statement of Purchaser Representative, attached hereto;

         (c)      Subscriber is an "accredited investor" as such term is defined
                  herein.  For  purposes  of  this  Agreement,   an  "accredited
                  investor"

                  (i) The investor in a natural person who has a net worth individually or jointly with that person's spouse, at the time of his or her purchase, of more than one million dollars ($1,000,000);

                  (ii) The investor is a natural person who had an individual income in excess of two hundred thousand dollars ($200,000) in each of the two most recent years or joint income with that person's spouse of more than three hundred thousand dollars ($300,000)
                           in each of those years and has a reasonable expectation of reaching the same income level in the current year

                  (iii)    The  investor  is a trust,  with  total  assets of at

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                           least five million dollars  ($5,000,000),  not formed
                           for the specific  purpose of acquiring the securities
                           offered,    whose   purchase   is   directed   by   a
                           sophisticated person as described in the Securities Exchange Commission ("SEC") Rule 506 (b)(2)(ii);

                  (iv) The investor is an entity in which all of the equity owners are accredited investors;

                  (v) The investor is a "bank," "broker/dealer," "Insurance company," Investment company," "Small Business Investment Company," or "private business development company," as such terms are defined under federal securities laws; or certain employee benefit plans within the meaning of the Employee Retirement Security Act of 1974, as amended; or a corporation, a Massachusetts or similar business trust, or a partnership; and, for any of the above entities, the entity was not formed for the specific purpose of acquiring the securities offered, and has total assets in excess of five million dollars ($5,000,000).

         (d) Subscriber can afford to bear the economic risks of this investment for an indefinite period and has no need for liquidity in this investment. Subscriber has adequate means of providing for Subscriber's current needs and contingencies if this investment results in a total loss;

         (e) Subscriber is acquiring the Shares without having been furnished any offering memorandum or prospectus. Subscriber is aware of and has investigated the Company's business, management and financial condition, and has had the opportunity to inspect the Company's facilities and has had access to all such other information about the Company as Subscriber had deem necessary or desirable to reach an informed and knowledgeable investment decision;

         (f) The Company has made available to the Subscriber all documents that have been requested relating to an investment in the

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                  Company  and  has  provided  answers  to all  of  Subscriber's
                  questions   concerning   the  offering.   In  evaluating   the
                  suitability of an investment in the Company, subscriber has not relied upon any representations or other information (whether oral or written) other than as contained in any documents or answers to questions furnished by the Company, or gained through Subscriber's due diligence described in subpart
                  (d);

         (g) Subscriber recognizes that the investment in the Company involves risk, including a risk of total loss of Subscriber's investment and that the success of the Company is dependent upon many factors which are not in the control of the Company, including but not limited to competition by other companies with substantially greater assets to apply to the business of the Company;

         (h) Within five (5) days after receipt of a written request from the Company, Subscriber shall provide such information and shall execute and deliver such documents as reasonably may be necessary to comply with any and all laws, regulations and ordinances to which the Company is subject; and

                  (i) All of the information provided to the Company or its agents and all representations made herein are complete, true and correct as of the date hereof. SUBSCRIBER UNDERSTANDS THAT SUBSCRIBER'S ANSWERS WILL BE CONFIDENTIAL BUT AUTHORIZES THE COMPANY OR ITS AGENTS TO DISCLOSE THE INFORMATION CONTAINED HEREIN TO APPROPRIATE REGULATORY AGENCIES IF CALLED UPON TO ESTABLISH THE AVAILABILITY OF AN EXEMPTION FROM REGISTRATION UNDER THE ACT OR QUALIFICATION UNDER STATE SECURITIES LAWS FOR OTHER COMPANY PURPOSES.

8. Indemnification. Subscriber hereby agrees to defend, indemnify and hold harmless the Company and its officers, directors, affiliates, agents and employees from all damages, losses costs and expenses (including reasonable attorneys' fees) which they may incur separately or together
         (i) by reason of Subscriber's failure to fulfill any of the terms and conditions of this Agreement, (ii) by reason of Subscriber's breach of

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         any of the representations,  warranties or agreements contained in this
         Agreement, and (iii) with respect to any and all claims made by or involving any person, other than Subscriber personally, claiming any interest, right, title, power or authority regarding Subscriber's purchase of Shares. Subscriber further agrees and acknowledges that the obligation to indemnity shall survive any sale or transfer, or attempted sale or transfer, of any portion of Subscriber's Shares, or Subscriber's death or default under this Agreement.

9. Reliance on Information. Subscriber should not construe any information provided to Subscriber by the Company or its agents as legal, business, investment, accounting or tax advice.

10. Entire Agreement. This Agreement constitutes the entire agreement between Subscriber and the Company with respect to the subject matter of this Agreement and may be amended only by a writing signed by the party to be charged.

11. Survival of Representations. All representation, warranties, covenants and agreements of the parties contained in this Agreement shall survive the closing of the sale of the Shares.

12. Attorneys' Fees: Prejudgment Interest. If the services of an attorney are required by any party to secure the performance of this Agreement or otherwise upon the breach or default of another party to this Agreement, or if any judicial remedy or arbitration is necessary to enforce to interpret any provision of this Agreement or the rights and duties of any person in relation thereto, the prevailing party shall be entitled to reasonable attorneys' fees, cost and other expenses, in addition to any relief to which such party may be entitled. Any award of damages following judicial remedy or arbitration as a result of the breach of this Agreement or any of its provisions shall include an award of prejudgment interest from the date of the breach at the maximum amount of interest allowed by law.

13. Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, the remainder of the Agreement which can be given effect without the invalid provision shall continue in full force and effect and shall in no way be impaired or invalidated.
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14.      Governing   Law.  The  rights  and   obligations  of  the  parties  and
         interpretation and performance of this Agreement shall be governed by the law of California, excluding its conflict of laws rules.


SUBSCRIBERS



 /s/Jacques Grisoni               Food Extrusion, Inc. a California corporation
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(Signature, Matison EuroInvest)


Dr. Jacques Grisoni               /s/ Robert H. Hesse
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(Name: Please Print)              Robert H. Hesse, Secretary